Exhibit 21.1

LIST OF SUBSIDIARIES

Hawaiian Telcom Communications, Inc. (Delaware)
Hawaiian Telcom, Inc. (Hawaii)
Hawaiian Telcom Services Company, Inc. (Delaware)
Wavecom Solutions Corporation (Hawaii)
SystemMetrics Corporation (Hawaii)